Exhibit 4.6
EXECUTION COPY

SECOND AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
BY AND AMONG
MAKO SURGICAL CORP.
AND
EACH OF THE INVESTORS
IDENTIFIED HEREIN AND THE ADDITIONAL INVESTORS
FROM TIME TO TIME PARTY HERETO
FEBRUARY 6, 2007

SECOND AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
          THIS SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of February 6, 2007 (the “Effective Date”), by and among (i) MAKO Surgical Corp., a Delaware corporation (the “Company”), (ii) Z-KAT, Inc., a Florida corporation (“Z-KAT”), (iii) Dana Mears, MD, Ph.D., an individual (“Dr. Mears”), Alastair Clemow, Ph.D. MBA, an individual (“Dr. Clemow”), Maurice R. Ferré, MD, an individual (“Dr. Ferré”) and Steven B. Brown, an individual (iv) each of the individuals and entities from time to time identified as a “Series A Investor” in Exhibit A hereto, together with any successors and/or, subject to Section 1.7 below, any transferees or assignees of such entity (each individually, a “Series A Investor”, and collectively, the “Series A Investors”), (v) and each of the individuals and entities from time to time identified as a “Series B Investor” in Exhibit A hereto, together with any successors and/or, subject to Section 1.7 below, any transferees or assignees of such entity (each individually, a “Series B Investor”, and collectively, the “Series B Investors”), and (vi) and each of the individuals and entities from time to time identified as a “Series C Investor” in Exhibit A hereto, together with any successors and/or, subject to Section 1.7 below, any transferees or assignees of such entity (each individually, a “Series C Investor”, and collectively, the “Series C Investors”).
          WHEREAS, on December 17, 2004, the Company, Z-Kat, Dr. Mears and Dr. Clemow and the Series A Investors entered into a Registration Rights Agreement (the “Original Registration Rights Agreement”) with respect to registration of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) and shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”);
          WHEREAS, on July 14, 2005, the Company, Z-Kat, Dr. Mears, Dr, Clemow, Dr. Ferré, the Series A Investors and the Series B Investors amended and restated the Original Registration Rights Agreement (the “Amended Registration Rights Agreement”) in connection with entering into that certain Series B Stock Purchase Agreement (the “Series B Purchase Agreement”) with the purchasers of shares of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”);
          WHEREAS, simultaneously with the execution of this Agreement on the Effective Date, the Company is entering into that certain Series C Stock Purchase Agreement (the “Series C Purchase Agreement”) with the purchasers of shares of the Company’s Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”);
          WHEREAS, it is a condition to the obligations of the purchasers under the Series C Purchase Agreement that the Company, the Series A Investors, the Series B Investors and the Series C Investors amend and restate the Amended Registration Rights Agreement in order to provide the Series A Investors, the Series B Investors and the Series C Investors, together with any successors and/or, subject to Section 1.7 below, any transferees or assignees of such entity (each individually, an “Investor”, and collectively, the “Investors”), with certain rights with respect to the registration of the Registrable Securities (as hereinafter defined) held thereby; and
          WHEREAS, capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to them in Article II hereof.
          NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
REGISTRATION RIGHTS
          1.1. Demand Registration Rights. Commencing at any time after the earlier of six (6) months after either (i) the Qualified IPO or (ii) any of the Company’s securities are registered under the Act, one or more Holders holding, in the aggregate, at least ten percent (10%) of all of the Registrable Securities then held by all Holders (on an as-if-converted, Common Stock-equivalent basis) (the “Post-Registration Initiating Holders”) may request registration for sale under the Act of all or part of the Registrable Securities then held by them, provided that the aggregate net offering price for any such registration will be at least Five Million Dollars ($5,000,000), and upon such request, the Company shall promptly take the actions specified in Section 1.1.1. In addition, commencing at any time after the second anniversary of the Effective Date, one or more Holders holding, in the aggregate, at least a majority of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Company then held by all Holders (on an as-if-converted, Common Stock-equivalent basis) (the “Preferred Initiating Holders” and, together with the Post-Registration Initiating Holders, the “Initiating Holders”) may request registration for sale under the Act of all or part of the Registrable Securities then held by them, provided that the aggregate net offering price for any such registration will be at least Twenty Five Million Dollars ($25,000,000), and, upon such request, the Company shall promptly take the actions specified in Section 1.1.1.
          1.1.1. Demand Procedures. Within ten (10) Business Days after receipt by the Company of a written registration request under Section 1.1 (which request shall specify the number of Registrable Securities proposed to be registered and sold and the manner in which such sale is proposed to be effected), the Company shall give written notice to all other Holders of the proposed demand registration, and such other Holders shall have the right to join in the proposed registration and sale upon written request to the Company (which request shall specify the number of Registrable Securities proposed to be registered and sold) within ten (10) Business Days after receipt of the Company’s notice. The Company shall thereafter, as expeditiously as practicable, (i) file with the SEC under the Act a registration statement on the appropriate form concerning all Registrable Securities specified in the demand request and all Registrable Securities with respect to which the Company has received the written request from the other Holders and (ii) use its best efforts to cause the registration statement to be declared effective within no more than sixty (60) days (ninety (90) days if the registration statement is reviewed by the SEC) after filing thereof. At the request of the Initiating Holders requesting such registration, the Company shall cause each offering pursuant to Section 1.1 to be managed, on a firm-commitment basis, by a recognized regional or national underwriter (x) in the case of a Qualified IPO, selected by the Company and approved by the participating Holders, and (y) in the case of a registration and sale other than a Qualified IPO, selected by a majority in interest of the Initiating Holders requesting such registration and approved by the Company, in either case such approval not to be unreasonably withheld, conditioned or delayed. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form. The Company shall not be obligated to effect more than two (2) registrations requested by the Investors under Section 1.1; provided, however, that any such request shall be deemed satisfied only when a registration statement (A) covering all of the Registrable Securities (subject only to the minimum offering price limitations set forth in Section 1.1 above) specified in notices received as aforesaid, for sale in accordance with the method of disposition specified by the Initiating Holders, (B) shall have become effective for a period of at least one hundred eighty (180) days (or such shorter period until all of such Registrable Securities are sold), (C) seventy five percent (75%) or more of all such Registrable Securities shall have been sold pursuant to such registration statement, and (D) the Company shall have complied with any and all of its other obligations with respect to such registration as provided in Section 1.4 below.
          1.1.2. Delay by Company. The Company may postpone any demand registration under the Act pursuant to Section 1.1 above if (i) the Company receives a request for registration under Section 1.1 less than ninety (90) days preceding the anticipated effective date of a proposed underwritten public offering of securities of the Company approved by the Company’s Board of Directors (the “Board”) prior to the Company’s receipt of the request and, in such event, such demand registration may be postponed until one hundred twenty (120) days after the effective date of such proposed underwritten public offering, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) the Board reasonably determines in good faith, and the Company furnishes to the Initiating Holders requesting registration a certificate signed by the Chairman of the Board stating, that effecting such a demand registration at such time would (A) have a material adverse effect on a proposed sale of all (or substantially all) of the assets of the Company, or a merger, reorganization or recapitalization materially affecting the capital structure or equity ownership of the Company, (B) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential and such premature disclosure would be materially adverse to the Company, or (C) render the Company unable to comply with the requirements under the Act or the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), then the Company shall have the right to defer the filing of such registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders (the Company agrees that, as promptly as possible after the consummation, abandonment or public disclosure of the circumstances that caused the Company to postpone the filing of the registration statement, it will file such registration statement); provided, however, that the Company may only delay a demand registration pursuant to this Section 1.1.2 for a period not exceeding one hundred twenty (120) days (or until such earlier time as such transaction is consummated or no longer proposed) and may only defer any such registration pursuant to this Section 1.1.2 one (1) time during any period of twelve (12) consecutive months; provided, further, that the Company shall not register any securities for its own account or that of any other stockholder during such period (except for registrations of securities on Form S-4 or S-8 (or any replacement or equivalent form)). The Company shall promptly notify in writing all Initiating Holders requesting registration of any decision not to effect any such request for registration pursuant to this Section 1.1.2, which notice shall set forth in reasonable detail the reason for such decision (subject to the delivery of a confidentiality agreement or undertaking in form and substance reasonably satisfactory to the Company) and shall include an undertaking by the Company promptly to notify such Initiating Holders, and to take all other actions as required under this Section 1.1, as soon as a demand registration may be effected.
          1.1.3. Reduction . If, in any underwritten demand registration initiated by any Initiating Holders pursuant to Section 1.1, the managing underwriters advise the Company and the Holders participating in the demand registration in writing that, in their reasonable and good faith opinion, due to marketing factors the number of Equity Securities requested to be included in such registration exceeds the number which can reasonably be sold in such offering, then the Company shall include in such registration (i) first, any and all Registrable Securities proposed to be sold by the Series B Investors and Series C Investors, allocated pro rata among such Series B Investors and Series C Investors in proportion to the number of Registrable Securities owned by them (on an as-if-converted, Common Stock-equivalent basis), (ii) second, any and all Registrable Securities proposed to be sold by the Series A Investors who are not Series B Investors or Series C Investors (collectively, the “Series A Only Investors”), allocated pro rata among such Series A Only Investors in proportion to the number of Registrable Securities owned by them (on an as-if-converted, Common Stock-

equivalent basis), (iii) third, any other Registrable Securities held by the Company; and (iv) fourth, any other person or entity proposed for inclusion therein.
          1.1.4. Withdrawal. Holders participating in any demand registration pursuant to this Section 1.1 may withdraw their requests for registration at any time before a registration statement is declared effective with respect thereto, and the Company may withdraw such registration statement if the net effect of the withdrawing Holders reduces the aggregate net offering price for the registration below Five Million Dollars ($5,000,000) (and, if so withdrawn by the Company, the Investors shall not be deemed to have requested a demand registration for purposes of Section 1.1 hereof).
     1.2. Piggyback Registration Rights.
          1.2.1. Request. If, at any time or from time to time after the Effective Date, the Company proposes to file a registration statement under the Act covering any Equity Securities of the Company (whether to be sold by the Company or by one or more selling stockholders), other than an offering pursuant to a demand registration under Section 1.1 or Section 1.3 hereof or an offering registered on Form S-8 or Form S-4 (or successor forms relating to employee stock plans and certain business combinations), the Company shall, not less than thirty (30) days prior to the proposed filing date of the registration statement, give written notice of the proposed registration to each Holder, specifying in reasonable detail the proposed transaction to be covered by the registration statement and, at the written request of any Holder delivered to the Company within twenty (20) days after notice from the Company, shall include in such registration and offering, and in any underwriting of such offering, all Registrable Securities as may have been designated in the Holder’s request. The Company shall have no obligation to include Registrable Securities owned by any Holder in a registration statement pursuant to this Section 1.2 unless and until such Holder (a) in connection with any underwritten offering, agrees to enter into, as and to the same extent as all other participating holders of Equity Securities, an underwriting agreement, a custody agreement or power of attorney and any other customary documents required in an underwritten offering all in customary form and containing customary provisions, and (b) shall have furnished the Company with all information and statements about or pertaining to such Holder in such reasonable detail and on such timely basis as is reasonably and in good faith determined by the Company to be legally required with respect to the preparation of the registration statement.
          1.2.2. Reduction. If a registration in which any Holder has the right or is otherwise permitted to participate pursuant to this Section 1.2 is (a) the Qualified IPO, the Company may limit, to the extent so advised in writing by the underwriters in good faith that marketing factors require such limitation, the amount of Equity Securities (including Registrable Securities) to be included in the registration by the Company’s stockholders (including the Holders, but only to the extent that (i) any and all Equity Securities held by stockholders and persons or entities other than the Holders are entirely excluded therefrom and (ii) the Registrable Securities of the Series B Investors or the Series C Investors are not limited until and only once the Registrable Securities of the Series A Investors have been entirely excluded therefrom), or may exclude, to the extent so advised in writing by the underwriters in good faith that marketing factors require such exclusion, such Equity Securities (including Registrable Securities) entirely from the Qualified IPO, or (b) an underwritten registration subsequent to the Qualified IPO and the managing underwriters in good faith advise the Company in writing that in their opinion due to marketing factors the number of securities requested to be included in such registration exceeds the number which can reasonably be sold in such offering, the Company shall include in such registration (i) first, the Equity Securities proposed to be issued and sold by the Company and the Registrable Securities proposed to be sold by the Series B Investors and the Series C Investors requesting registration under this Section 1.2.1, allocated pro rata among the Company and such participating Series B Investors and Series C Investors in proportion to the number of Equity Securities and Registrable Securities proposed to be sold by them on an as-if-converted, Common Stock-equivalent basis (subject to the following sentence), (ii) second, the Registrable Securities proposed to be sold by the Series A Only Investors requesting registration under this Section 1.2.1, allocated pro rata among them in proportion to the number of Registrable Securities proposed to be sold by them on an as-if-converted, Common Stock-equivalent basis (subject to the following sentence), and (iii) third, the Equity Securities held by any other stockholders or persons or entities proposing to sell such Equity Securities pursuant to such registration. Notwithstanding anything to the contrary herein, unless a registration pursuant to this Section 1.2 is part of the Qualified IPO, in no event will the Registrable Securities to be sold by the Series B Investors and the Series C Investors pursuant thereto be reduced below thirty percent (30%) of the total amount of the Registrable Securities of the Series B Investors and the Series C Investors requested for inclusion therein, allocated pro rata among the Series B Investors and the Series C Investors in proportion to the number of Registrable Securities owned by them on an as-if-converted, Common Stock-equivalent basis.
          1.3. Registration on Form S-3. Subject to the limitations set forth in Section 1.1.2 and, in each case, provided that the aggregate offering price for any such registration would equal or exceed Five Hundred Thousand Dollars ($500,000), if, at any time after the Effective Date, the Company is eligible to use Form S-3 under the Act (or any successor form) for secondary sales of Equity Securities, one or more Post-Registration Initiation Holders, may require (by written notice to the Company stating the number of Registrable Securities proposed to be sold and the intended method of disposition) that the Company file a registration statement on Form S-3 (or successor form) for a public sale of all or any portion of the Registrable Securities beneficially owned by such Investor(s). At the written request of the Investor(s) requesting such registration, such registration shall be a shelf registration permitting a delayed or continuous offering under Rule 415 under the Act. Upon receiving such request, the Company shall promptly file a registration statement on Form S-3 (or any successor form) to register under the Act for public sale in accordance with the method of disposition specified in such request, the number of shares of Registrable Securities specified in such request and shall otherwise carry out the actions specified in Section 1.1.1 and 1.4. There shall be no limit on the aggregate number of registrations on Form S-3 which may be requested and obtained by Investors pursuant to this Section 1.3; provided, however, that the Company shall not be required to effect more than two (2) such registrations during any six (6) consecutive month period.
          1.4. Registration Procedures. Whenever any Holder has requested that any Registrable Securities be registered pursuant to Sections 1.1, 1.2 or 1.3 hereof, the Company shall, as expeditiously as possible:
     (1) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective as soon as reasonably practicable thereafter; provided, however, that, unless otherwise agreed by such Investor in writing, before filing any such registration statement or prospectus or any amendments or supplements thereto (excluding, however, any such documentation as may relate to the Qualified IPO in the event that such Investor’s Registrable Securities have been excluded therefrom in the manner provided in clause (i) of Section 1.2.2 above), the Company shall furnish counsel for such Investor with copies of all such documents proposed to be filed;
     (2) prepare and file with the SEC such amendments and supplements to such registration statement and prospectus used in connection therewith as may be necessary to keep such registration statement effective until such Holder has completed the distribution of its Registrable Securities as described in such registration statement;

          (3) furnish to such Holder and its counsel such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), and such other documents as such Holder may reasonably request;
          (4) use best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as such Investor requests (and to maintain such registrations and qualifications), and to do any and all other acts and things which may be necessary or advisable to enable such Investor to consummate the disposition in such jurisdictions of such shares (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where such would not be required but for this Section 1.4(4), or (ii) subject itself to taxation in any such jurisdiction);
          (5) notify such Holder, at any time when a prospectus relating thereto is required to be delivered under the Act within the period that the Company is required to keep the registration statement effective, of the happening of any event as a result of which the prospectus included in any such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and promptly prepare, file and furnish to the Holder a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such shares, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or, in light of the circumstances then existing, necessary to make the statements therein not misleading;
          (6) cause all such Registrable Securities to be listed on securities exchanges, if any, on which similar Equity Securities of the Company are then listed (or if not then listed, on such exchanges as are requested by a majority of the participating Holders);
          (7) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;
          (8) enter into such customary agreements and take all such other customary actions as such Investor reasonably requests (and subject to its reasonable approval) in order to expedite or facilitate the disposition of such Registrable Securities;
          (9) make available for inspection by such Holder, by any underwriter participating in any distribution pursuant to such registration statement, and by any attorney, accountant or other agent retained by such Investor or by any such underwriter, all financial and other records, pertinent corporate documents, and properties (other than confidential intellectual property) of the Company; and
          (10) in connection with an underwritten offering pursuant to a registration statement filed pursuant to Section 1.1 hereof, enter into and perform its obligations under an underwriting agreement in customary form and containing reasonable customary provisions, including provisions for indemnification of underwriters and contribution, if so requested by any underwriter.
          1.5. Suspension of Registration and Sales. Notwithstanding anything in this Agreement to the contrary, if, after effectiveness of any registration statement (but prior to completion of any sales thereunder) to which the rights of the Holders apply hereunder, the Board reasonably determines in good faith, and the Company furnishes to the Holders participating in such registration a certificate signed by the Chairman of the Board stating, that any of the events described in clauses (A), (B) or (C) of Section

1.1.2 has occurred, upon such notice by the Company, each such Holder participating in such registration shall suspend any further sales under such registration statement until the Company shall advise the Holder that such registration statement has been amended or that conditions no longer exist which would require such suspension; provided, however, that the Company may impose any such suspension for no more than thirty (30) days in each instance and no more than two (2) times during any twelve (12) consecutive month period; provided, further, that such thirty (30)-day periods shall be separated by at least seven (7) calendar days. The Company shall extend the period during which the registration statement shall be maintained effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such notice to and including the date when the Holders participating in such registration shall have received copies of the supplemented or amended prospectus necessary to resume such dispositions.
     1.6. Registration Expenses.
     1.6.1. Investor Expenses. If, pursuant to Sections 1.1, 1.2 or 1.3 hereof, Registrable Securities are included in a registration statement, then the Holder thereof shall pay all transfer taxes, if any, relating to the sale of its shares, and any underwriting discounts or commissions or the equivalent thereof applicable to the sale of its shares.
     1.6.2. Company Expenses. Except for the fees and expenses specified in Section 1.6.1 hereof and except as provided below in this Section 1.6.2, the Company shall bear all costs, fees and expenses relating to or arising in connection with the registration of Registrable Securities by the Company or any Holders pursuant to Sections 1.1, 1.2 or 1.3 hereof or otherwise incident to the Company’s performance of or compliance with this Agreement, including, without limitation, all registration and filing fees, other fees and expenses incurred for purposes of compliance with securities or blue sky laws, underwriting discounts, fees and expenses (other than any Holder’s portion of any underwriting discounts or commissions or the equivalent thereof as provided in Section 1.6.1), printing expenses, messenger and delivery expenses, and reasonable fees and expenses of counsel for the Company and a single counsel for all Holders selling Registrable Securities and all independent certified public accountants and other persons retained by the Company.
     1.6.3. Indemnity and Contribution.
     (a) To the fullest extent permitted by law, the Company agrees to indemnify and hold harmless each Holder and each of its respective Affiliates, any underwriter participating in such offering, each officer, partner, manager and director of such person, each person, if any, who controls or may control such Investor or underwriter within the meaning of the Act and each representative of any Investor serving on the Board (such Holder, Affiliate or underwriter, its officers, partners, managers directors and representatives, and any such other persons being hereinafter referred to individually as an “Investor Indemnified Person” and collectively as “Investor Indemnified Persons”) from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities (joint or several), costs, and expenses, including, without limitation, interest, penalties, and reasonable attorneys’ fees and disbursements, asserted against, resulting to, imposed upon or incurred by such Investor Indemnified Person, directly or indirectly (hereinafter referred to in this Section 1.6.3 in the singular as a “claim” and in the plural as “claims”), based upon, arising out of or resulting from (i) any breach of representation or warranty made by the Company in any underwriting agreement, (ii) any untrue statement (or alleged untrue statement) of a material fact contained in the applicable registration statement, prospectus, offering circular or other document or filing (or incorporated by reference therein) or any omission (or alleged omission) to state therein a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except insofar as such claim is based upon, arises out of or results from information furnished to the Company in writing by such Investor Indemnified Person for use in connection with the registration statement or (iii) any violation or alleged violation by the Company of the Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Investor Indemnified Persons for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such claim.
          (b) To the fullest extent permitted by law, each Holder shall, severally but not jointly, if Registrable Securities held by such Holder are included among the Equity Securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, and each person who controls (as defined in the Act) the Company (the Company, its directors, officers and each person who controls the Company being hereinafter referred to individually as a “Company Indemnified Person” and collectively as “Company Indemnified Persons”), against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which such statements were made, and shall reimburse the Company Indemnified Persons, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document or filing in reliance upon and in conformity with written information furnished to the Company by such Holder specifically for use therein; provided, however, that the aggregate liability of such Holder under this Section 1.6.3(b) shall be limited to an amount equal to the net proceeds from the offering received by such Holder.
          (c) The indemnification provisions set forth herein shall be in addition to any liability the Company or any Holder may otherwise have to the Investor Indemnified Persons or Company Indemnified Persons. The Company Indemnified Persons and Investor Indemnified Persons are hereinafter referred to as “Indemnified Persons”. Promptly after receiving notice of any claim in respect of which an Indemnified Person may seek indemnification under this Section 1.6.3, such Indemnified Person shall submit written notice thereof to either the Company or the Investors, as the case may be (sometimes being hereinafter referred to as an “Indemnifying Person”). The omission of the Indemnified Person to so notify the Indemnifying Person of any such claim shall not relieve the Indemnifying Person from any liability it may have hereunder except to the extent that (a) such liability was caused or increased by such omission, or (b) the ability of the Indemnifying Person to reduce such liability was prejudiced by such omission. In addition, the omission of the Indemnified Person to so notify the Indemnifying Person of any such claim shall not relieve the Indemnifying Person from any liability it may have otherwise than hereunder. The Indemnifying Person shall have the right to undertake, by counsel or representatives of its own choosing, the defense, compromise or settlement (without admitting liability of the Indemnified Person) of any such claim asserted, such defense, compromise or settlement to be undertaken at the expense of the Indemnifying Person, and the Indemnified Person shall have the right to engage separate counsel, at its own expense, whom counsel for the Indemnifying Person shall keep informed and consult with in a reasonable manner. In the event the Indemnifying Person shall elect not to undertake such defense by its own representatives, the Indemnifying Person shall give prompt written notice of such election to the Indemnified Person, and the Indemnified Person shall undertake the defense, compromise or settlement (without admitting liability of the Indemnified Person) thereof on behalf of and for the account of the Indemnifying Person by counsel or other representatives designated by the Indemnified Person. Notwithstanding the foregoing, no Indemnifying Person shall be obligated hereunder with respect to amounts paid in settlement of any claim if such settlement is effected without the consent of such Indemnifying Person (such consent not to be unreasonably withheld).
          (d) If the indemnification provided for in this Section 1.6.3 is held by a court of competent jurisdiction to be unavailable to an Indemnified Person, then the Indemnifying Person, in lieu of indemnifying such Indemnified Person hereunder, shall contribute, subject to any and all valid and enforceable limitations as herein contained, to the amount paid or payable by such Indemnified Person as a result of any losses or claims in such proportion as is appropriate to reflect the relative fault of the Indemnified Person on the one hand and the Indemnifying Person on the other in connection with the statements or omissions that resulted in such losses or claims as well as any other relevant equitable considerations. The relative fault of the Indemnified Person and the Indemnifying Person shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Person or by the Indemnified Person and the parties’ relative intent, knowledge and access to information and opportunity to correct or prevent such statement or omission. In no event will the liability of any Holder for contribution exceed the net proceeds received by such Holder in any sale of Registrable Securities to which such liability relates.
          1.7. Grant and Transfer of Registration Rights. Except for registration rights granted by the Company after the date hereof (a) pursuant to any registration(s) effected on Form S-4 under the Act (or any successor form) with respect to Equity Securities issued or issuable in connection with any Board-approved business combination transaction(s), or (b) which are otherwise subordinate in all respects to the rights of the Investors hereunder, the Company shall not grant any registration rights to any other person or entity without the prior written consent of holders of (i) sixty percent (60%) of all Registrable Securities then held by the Series A Investors, on an as-if-converted, Common Stock-equivalent basis (the “Series A Majority”); (ii) sixty-seven percent (67%) of all Registrable Securities then held by the Series B Investors, on an as-if-converted, Common Stock-equivalent basis (the “Series B Majority”); and (iii) seventy percent (70%) of all Registrable Securities then held by the Series C Investors, on an as-if-converted, Common Stock-equivalent basis (the “Series C Majority”). Investors shall have the right to transfer or assign the rights contained in this Agreement (x) to any Affiliate of an Investor in connection with the transfer of any Registrable Securities permitted under the Company’s Amended and Restated Stockholders Agreement dated February 6, 2007 (the “Stockholders Agreement”); (y) to any third party transferee acquiring at least one (1) percent (1%) of all Equity Securities then outstanding, on an as-if-converted, Common Stock-equivalent basis; or (z) in the event that the transferring or assigning Investor owns less than one percent (1%) of all Equity Securities on an as-if-converted, Common Stock-equivalent basis, to any third party transferee acquiring all (but not less than all) of the Registrable Securities held by such Investor; provided, however, that (X) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned and (Y) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement.
          1.8. Information from Investor. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article I with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably determined in good faith by the Company and its advisors to be legally required to effect the registration of such Holder’s Registrable Securities.

          1.9 Rule 144 Requirements. Immediately after the date on which a registration statement filed by the Company under the Act becomes effective, the Company shall undertake to make and keep publicly available, and available to the Holders, such information, and take such action, as is necessary to enable the Investors to make sales of Registrable Securities as and when such sales are permitted pursuant to Rule 144 of the Act. The Company shall furnish to any Holder, upon request, a written statement executed by the Company as to the steps it has taken to comply with the current public information requirements of Rule 144 as and when, and within a reasonable time prior to the first such date as, sales of Registrable Securities are available to such Investor in accordance with such Rule.
          1.10 Sale of Preferred Stock to Underwriter. Notwithstanding any provision of this Agreement to the contrary, in lieu of converting any shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock prior to the filing of any registration statement filed pursuant to this Agreement, the Holder of such shares may sell such shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, to the underwriters of the offering being registered upon the undertaking of such underwriters to convert the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock to Common Stock, each such step to be effective at the closing of the offering. In such event, the Company agrees to cause the Common Stock issuable on the conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, to be issued within such time period as will permit the underwriters to make and complete the distribution contemplated by the underwriting.
          1.11 Changes in Preferred Stock or Common Stock. If, and as often as, there is any change in the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or the Common Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock as so changed.
          1.12 “Market Stand-Off” Agreement. Each Investor hereby undertakes and confirms that, upon and for the period specified by the Company and its underwriter(s) from and after the effective date of the registration statement filed by the Company under the Act in respect of the Qualified IPO, such Investor shall agree to, and shall enter into such agreements reasonably requested by the Company and such underwriter(s) providing for, usual and customary prohibitions on any direct or indirect sales, offers to sell, contracts to sell or other transfers or dispositions by or on behalf of such Investor with respect to any Equity Securities owned or held by such Investor as of the closing date of the Qualified IPO; provided, however, that such prohibitions will be applied pro rata among all Holders in proportion to the total number of Equity Securities owned or held by all Investors on an as-if-converted, Common Stock-equivalent basis; provided, further, that (i) all officers, directors and stockholders holding greater than five percent (1%) of the Equity Securities of the Company and all other persons or entities having registration rights with respect to any Equity Securities (whether pursuant to this Agreement or otherwise) shall have agreed to and become subject to similar prohibitions on no less restrictive terms, (ii) in no event shall such prohibitions continue in effect for any period longer than one hundred eighty (180) days from and after the closing date of the Qualified IPO; and (iii) the foregoing provisions shall apply solely and exclusively in the context of a registration effected in respect of the closing of the Qualified IPO and shall in no manner limit or impair any of the Holders’ rights with respect to any other offering, sale or disposition of Equity Securities pursuant to a registered offering or any applicable exemption therefrom.

ARTICLE II
DEFINED TERMS
               The capitalized terms contained in this Agreement shall have the following meanings unless otherwise specifically defined:
               “Act” shall mean the Securities Act of 1933, as amended.
               “Affiliate” means: (a) with respect to a person, any member of such person’s family; (b) with respect to an entity, any officer, director, stockholder, partner, manager or investor of or in such entity or of or in any Affiliate of such entity; (c) with respect to a person or entity, any person or entity which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity; and (d) any “Affiliate” (as defined in the Stockholders Agreement).
               “Business Day” shall mean Monday through Friday and shall exclude any federal or bank holidays observed in Miami, Florida.
               “Common Stock” shall mean the common stock of the Company, $0.001 par value per share.
               “Equity Securities” shall mean the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and any other preferred stock rights to subscribe for or to purchase, or any options for the purchase of, Common Stock, any stock or security convertible into or exchangeable for Common Stock or any other stock, security or interest in the Company whether or not convertible into or exchangeable for Common Stock.
               “Holder” shall mean any Investor party to this Agreement (and such person’s authorized and permitted assigns, heirs, executors and administrators) owning or having the right to acquire Registrable Securities.
               “Qualified IPO” shall mean a firm commitment underwritten public offering of shares of Common Stock of the Company pursuant to an effective registration statement filed under the Act, covering the offer and sale of Common Stock for the account of the Company which results in aggregate net proceeds to the Company from the offering of not less than Twenty Five Million ($25,000,000) and a price per share (prior to underwriter commissions and offering expenses) of not less than Four and 44/100 Dollars ($4.44) per share (appropriately adjusted for any recapitalization, stock splits, combinations, consolidations, subdivisions or other similar events occurring with respect to the Common Stock after the Effective Date) and following which offering the Common Stock is listed on a national securities exchange approved by the Board (including the Series C Director (as defined in the Second Amended and Restated Certificate of Incorporation of the Company) or admitted to quotation on the NASDAQ National Market or Capital Market.
               “Registrable Securities” shall mean (i) shares of Common Stock, issued or issuable upon conversion of any Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, and (ii) any Equity Securities issued or conveyed as a dividend or distribution on or with respect to, in exchange for or replacement of, or otherwise with respect to, any shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock or any shares of Common Stock issued or issuable in respect thereof as referred to in the foregoing clause (i); provided, however, that (x) Registrable Securities shall not include any Common Stock or other Equity Securities that have been previously sold either pursuant to a registration statement filed under the Act or under Rule 144 promulgated under the Act, and

(y) as to each Investor, such Investor’s shares of Common Stock and other Equity Securities as herein described shall cease to be Registrable Securities at such time as all of the same are eligible for sale in accordance with Rule 144(k) promulgated under the Act.
               “SEC” shall mean the United States Securities and Exchange Commission.
ARTICLE III
MISCELLANEOUS
          3.1. Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the parties hereto with respect to the matters provided for herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein, including but not limited to the Amended Registration Rights Agreement and the Original Registration Rights Agreement. Subject to the provisions of Section 1.7 hereof, this Agreement may not be amended (or amended and restated, as the case may be) without the written consent of (i) the Company, (ii) a Series A Majority; (iii) a Series B Majority and (iv) a Series C Majority; provided, however, that any right inuring specifically to either the Series A Investors, the Series B Investors or the Series C Investors hereunder may be waived or amended as to all shares of such class upon the written consent of the holders of at least a Series A Majority, Series B Majority or a Series C Majority, respectively.
          3.2. Waiver . No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instruments given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.
          3.3. Termination. This Agreement shall forthwith become wholly void and of no effect upon the earlier to occur of the following: (i) all Registrable Securities eligible for registration rights hereunder shall have (x) been sold or disposed of by each Holder pursuant to effective registration under the Act or in compliance with any applicable exemption from such registration or otherwise, or (y) ceased to constitute Registrable Securities by virtue of clause (y) of the proviso to the definition of such term; (ii) five (5) years from the closing date of the Qualified IPO; and (iii) upon the effective date of a Deemed Liquidation Event as defined in the Stockholders Agreement.
          3.4. No Third Party Beneficiaries. Except to the extent that the rights hereunder are assigned in accordance with Section 1.7, it is the explicit intention and agreement of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.
          3.5. Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns, including any successor corporation upon a reincorporation of the Company into another jurisdiction.

          3.6. Governing Law . This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (excluding the choice of law rules thereof).
          3.7. Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand-delivered, sent by overnight courier service or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(i)	If to the Company:

MAKO Surgical Corp.
2555 Davie Road
Fort Lauderdale, Florida 33317
Telephone: 954-927-2044
Facsimile: 954-927-0446
Attention: General Counsel

With a copy (which shall no constitute notice) to:

Goodwin Procter LLP
901 New York Avenue, NW
Washington, DC 20001
Telephone: 202-346-4288
Fax: 202-346-4444
Attention: Christopher J. Hagan, Esq

(ii)	If to any Series A Investor :

To such Series A Investor’s address shown in the Company Stockholder registry held at the offices of the Company.

in each case, with a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540
Telephone: 609-919-6600
Fax: 609-919-6710
Attn: Steven M. Cohen, Esq.

(iii)	If to any Series B Investor :

To such Series B Investor’s address shown in the Company Stockholder registry held at the offices of the Company.

in each case, with a copy (which shall not constitute notice) to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309-3424
Telephone: 404-881-7000

Fax: 404-881-7777
Attn: J. Mark Ray, Esq.

(iii)	If to any Series C Investor:

To such Series C Investor’s address shown in the Company Stockholder registry held at the offices of the Company.

in each case, with a copy (which shall not constitute notice) to:
Boies, Schiller & Flexner LLP
575 Lexington Avenue
7th Floor
New York, NY 10022
Telephone: 212-754-4207
Fax: 212-446-2350
Attn: Richard Birns, Esq.

(iv)	If to any other Investor:

To such other Investor’s address shown in the Company Stockholder registry held at the offices of the Company.
Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be hand-delivered or mailed in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt or the delivery receipt being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
          3.8. Execution in Counterparts. To facilitate execution, this Agreement may be executed by facsimile and in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have duly executed this Second Amended and Restated Registration Rights Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove set forth.

The Company:	MAKO SURGICAL CORP.

	By:	/s/ Maurice R. Ferré, M.D.

	Name:	Maurice R. Ferré, M.D.
	Title:	President and Chief Executive Officer

Company Stockholders:	Z-KAT, INC.

	By:	/s/ Christopher C. Dewey

	Name:	Christopher C. Dewey
	Title:	Interim Chief Executive Officer

	By:	/s/ Maurice R. Ferré, M.D.

Maurice R. Ferré, M.D.

FERRÉ FAMILY TRUST

	By:	/s/ Maurice R. Ferré, M.D.

Maurice R. Ferré, M.D.

	By:	/s/ Dana Mears, MD, Ph.D.

Dana Mears, MD, Ph.D.

	By:	/s/ Alastair Clemow, Ph.D.

Alastair Clemow, Ph.D.

	By:	/s/ Steve B. Brown

Steve B. Brown

1993 GF PARTNERSHIP

By:	/s/ Aurum Gray

Name:	Aurum Gray

Title:	President

[Signature Page to Registration Rights Agreement]

By:	/s/ Itta Abovitz Isaac Abovitz

ITTA AND ISAAC ABOVITZ

APERTURE CAPITAL II, L.P.
By: Aperture Venture Partners LLC, its General Partner
By:	/s/ Matthew S. Tierney

Name:	Matthew S. Tierney

Title:	Member

By:	/s/ Ramon Betolaza

RAMON BETOLAZA

By:	/s/ Jon E. Budish

JON E. BUDISH

HSIOU-LING CHEN

/s/ John R. Whitman

By: John R. Whitman, Power of Attorney

STEPHEN SUN CHIAO

/s/ John R. Whitman

By: John R. Whitman, Power of Attorney

By:	/s/ Timothy E. Cronin

TIMOTHY E. CRONIN

By:	/s/ Christopher C. Dewey

Christopher C. Dewey

By:	/s/ Allen De Olazarra

ALLEN DE OLAZARRA

By:	/s/ Steven A. Feldman Beryl S. Feldman

DR. & MRS. STEVEN A. & BERYL S. FELDMAN

By:	/s/ Lee Fensterstock

LEE FENSTERSTOCK
[Signature Page to Registration Rights Agreement]

MICHAEL HORGAN

/s/ John R. Whitman

By: John R. Whitman, Power of Attorney
IVY HEALTHCARE CAPITAL, L.P.
      By: Ivy Capital Partners I, LLC, as General Partner
      By: Ivy Capital Partners, LLC, as General Manager

By:	/s/ Russell F. Warren, Jr.

Name: Russell F. Warren, Jr.
Title: Co-Manager

By:	/s/ Robert W. Pangia

Name: Robert W. Pangia
Title: Co-Manager
JEFFRIES & COMPANY, INC.

By:	/s/ Roland T. Kelly

Name:	Roland T. Kelly

Title:	Assistant General Counsel and SVP

By:	/s/ John P. Kaelblein

JOHN P. KAELBLEIN

By:	/s/ John Kroon

JOHN KROON

By:	/s/ Robert Kutnick

ROBERT KUTNICK

RICHARD LEE

/s/ John R. Whitman

By: John R. Whitman, Power of Attorney
MDS LIFE SCIENCES TECHNOLOGY FUND II NC LIMITED PARTNERSHIP
     By: MDS LSTF II (NCGP) Inc., its General Partner

By:	/s/ Graysanne Bedell Peter Van der Velden

Name:	Graysanne Bedell Peter Van der Velden

Title:

[Signature Page to Registration Rights Agreement]

MDS LIFE SCIENCES TECHNOLOGY FUND II QUEBEC LIMITED PARTNERSHIP
      By: MDS LSTF II (QGP) Inc., its General Partner

By:	/s/ Graysanne Bedell Peter Van der Velden

Name:	Graysanne Bedell Peter Van der Velden

Title:

MK INVESTMENT CO.

By:	/s/ Marcelo Chao

Name:	Marcel Chao

Title:	Authorized Signatory

MLII CO-INVESTMENT FUND NC LIMITED PARTNERSHIP
     By: MLII (NCGP) Inc., its General Partner

By:	/s/ Graysanne Bedell Peter Van der Velden

Name:	Graysanne Bedell Peter Van der Velden

Title:

By:	/s/ Fred Moll

FRED MOLL

By:	/s/ Jim Nealis

JIM NEALIS

By:	/s/ Mark Patterson

MARK PATTERSON

By:	/s/ Chris Pechock

CHRIS PECHOCK

PIERREPONT FAMILY INVESTMENT PARTNERSHIP I, L.P.

By:	/s/ John R. Whitman

Name: John R. Whitman, Power of Attorney
PRESIDENT LIFE SCIENCES CAYMAN CO. LTD.

By:	/s/ Te-Cheng Tu

Name:	Te-Cheng Tu

Title:	President

[Signature Page to Registration Rights Agreement]

By:	/s/ Martin A. Schaeffer

MARTIN A. SCHAEFFER

SMITHFIELD FIDUCIARY LLC

By:	/s/ Adam J. Chill

Adam J. Chill, an authorized person

SYCAMORE VENTURE CAPITAL, L.P.

By:	/s/ John R. Whitman

Name:	John R. Whitman

Title:	President

By:	/s/ William F. Tapia

WILLIAM F. TAPIA

By:	/s/ Lawrence Teitelbaum

LAWRENCE TEITELBAUM

By:	/s/ David Tepper

DAVID TEPPER

KILIN TO

/s/ John R. Whitman

By: John R. Whitman, Power of Attorney

MITCHELL TSENG

/s/ John R. Whitman

By: John R. Whitman, Power of Attorney

TUDOR INVESTMENT CORPORATION, as investment adviser to each of The Raptor Global Portfolio Ltd., The Tudor BVI Global Portfolio Ltd. and The Altar Rock Fund L.P.

By:	/s/ Stephen N. Waldman

Name:	Stephen N. Waldman

Title:	Managing Director

[Signature Page to Registration Rights Agreement]

TUDOR PROPRIETARY TRADING, L.L.C.

By:	/s/ Stephen N. Waldman

Name:	Stephen N. Waldman

Title:	Managing Director

VENTUREVEST LTD.

By:	/s/ Michael A. Fong

Name:	Michael A. Fong

Title:	Vice President

JONAS C.T. WANG

John R. Whitman

By: John R. Whitman, Power of Attorney

By:	/s/ JOHN R. WHITMAN

JOHN R. WHITMAN

WHITMAN CHILDREN IRREVOCABLE TRUST

By:	/s/ John R. Whitman

Name:	John R. Whitman

Title:	Trustee

ZIEGLER MEDITECH EQUITY PARTNERS LP
By: Ziegler Meditech Partners, LLC, its General Partner

By:	/s/ Donald I. Grande
Name:	Donald I. Grande
Title:	Chief Administration Officer
[Signature Page to Registration Rights Agreement]

MEDITECH ADVISORS, LLC

By:	/s/ Estan Machover
Name:	Estan Machover

Witness:
By:

[Signature Page to Registration Rights Agreement]

COUNTERPART SIGNATURE PAGE AND JOINDER
TO MAKO SURGICAL CORP.
SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
     The undersigned hereby agrees to be bound by all of the provisions, terms and conditions of the Second Amended and Restated Registration Rights Agreement of MAKO Surgical Corp., dated February 6, 2007, as if an original signatory thereto.

Date:

Name:
Title:

Attention:

(telephone)

(fax)